                                                                   EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-87591; 333-95803; 333-90727 and 333-67134)
pertaining to the 1998 Stock Plan, 1999 Directors' Stock Option Plan, the 1998 Stock Option Plan, the 1999 Employee Stock Purchase Plan, 1998 Stock Plan, Promedix.com Inc. 1998 Stock Option Plan, SpeicalityMD.com Corporation 1998 Stock Option Plan, NexPrise, Inc. 1997 Stock Plan and NexPrise, Inc. Nonstatutory Stock Option Agreement with Certain Employees of our report dated February 19, 2002, with respect to the consolidated financial statements and schedule of NexPrise, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

                                                     /s/ ERNST & YOUNG LLP

San Jose, California
February 19, 2002